Exhibit 10.16

First Amendment to Letter Agreement

First Amendment (“Amendment”) made as of October 4, 2016, to that certain letter agreement (the “Employment Agreement”) dated June 7, 2015, by and between Karyopharm Therapeutics Inc., a Delaware Corporation (the “Company”), and Ran Frenkel setting forth the terms of Mr. Frenkel’s employment with the Company as Chief Development Operations Officer.

WHEREAS, on August 29, 2014, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of the Company approved the terms of the employment arrangement with Mr. Ran Frenkel, which included a relocation allowance payable to Mr. Frenkel of up to $70,000 (the “Relocation Allowance”) for expenses incurred by him in connection with the relocation of his and his family to a primary residence within a reasonable daily commute of the Company’s corporate headquarters located in Newton, Massachusetts;

WHEREAS, on October 15, 2014, the Company and Mr. Frenkel entered into a letter agreement setting forth the terms of Mr. Frenkel’s employment with the Company (the “Prior Agreement”);

WHEREAS, the Prior Agreement provided for the payment of the Relocation Allowance to Mr. Frenkel;

WHEREAS, On June 7, 2015, the Company and Mr. Frenkel entered into the Employment Agreement, which, due to an oversight, did not provide for the payment of the Reallocation Allowance to Mr. Frenkel;

WHEREAS, on June 16, 2016, the Compensation Committee approved the increase of the Relocation Allowance to $100,000; and

WHEREAS, the parties hereto desire to amend the Employment Agreement to provide for the payment to Mr. Frenkel of the Relocation Allowance and desire that this Amendment be deemed a modification and an amendment to the Employment Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Company and Employee agree as follows:

1.	The Employment Agreement is amended to include the following language:

“In order to assist you in your relocation to a primary residence within a reasonable daily commute of the Company’s corporate headquarters located in Newton, Massachusetts, you will receive $100,000, subject to applicable taxes, in the form of one or more payments to you; provided, however, that the $100,000 shall be reduced by the amount of any prior payments to you and expenses paid by the Company on your behalf in connection with your relocation.”

2.	All other provisions of the Employment Agreement shall remain in full force and effect according to their respective terms, and nothing contained herein shall be deemed a waiver of any right or abrogation of any obligation otherwise existing under the Employment Agreement except to the extent specifically provided for herein.

[Signature Page Follows]

IN WITNESS WHEREOF, this Amendment has been executed by the parties as of the date first above written.

Karyopharm Therapeutics Inc.

By:	/s/ Christopher B. Primiano
Christopher B. Primiano
SVP, Corporate Development, General Counsel & Secretary

/s/ Ran Frenkel
Ran Frenkel